Exhibit 99.1

June 8, 2023

James Renacci and Thomas Hicks, Jr. Join AiAdvertising Board of Directors

Recent $5 Million Strategic Investment from Hexagon Partners Brings New Leadership and Experience to AiAdvertising

SAN ANTONIO--(BUSINESS WIRE)-- AiAdvertising, Inc. (OTC: AIAD), a next-generation AdTech company focused on harnessing the power of artificial intelligence (AI) and machine learning (ML) for today's marketing leaders, has appointed independent directors James B. Renacci and Thomas O. Hicks, Jr. to the Board of Directors. In conjunction with the appointments of Messrs. Renacci and Hicks, Jr., Rosie O’Meara will be stepping down from the Board of Directors to focus on her role as Chief Revenue Officer for Ground Truth, Inc.

James B. Renacci is the Founder and President of LTC Management Services, Inc., a management and financial services consulting services company since 1985. With more than 30 years of experience in leadership of multiple businesses, Mr. Renacci’s business experience includes manufacturing, healthcare, construction, entertainment, and CPA consulting services. He also has in-depth knowledge of mergers and acquisitions. Mr. Renacci represented the 16th District of the State of Ohio in the United States House of Representatives from 2011 until 2019 where he served on the Ways and Means, Budget, and Financial Services Committees. Prior to serving in Congress, Mr. Renacci owned and operated more than 60 businesses, including multiple auto dealerships, nursing facilities, sports and entertainment businesses, and a CPA firm. From 2003 to 2008, Mr. Renacci served as a managing board member of the Arena Football League. From 2020 to 2022, Mr. Renacci served as a board member of publicly traded Hill International Inc. and as the Audit Committee Chairman. Mr. Renacci is a current board member at publicly traded Alithya Group, Inc., Custom Glass, Inc. and the Franklin Center for Global Policy Exchange. Mr. Renacci is a Certified Public Accountant and holds a Bachelor’s Degree in Business Administration from Indiana University of Pennsylvania.

Thomas O. Hicks, Jr is a founder, chairman and CEO of 90 Degree North Holdings LCC, an investment and advisory firm, and a co-founder of Sempre, Inc., a global provider of physical and cyber protection for critical infrastructure. He is a current board member of Drilling Tools International, Inc., a leading provider of downhole drilling tools to the international land and offshore markets, which recently announced a merger with a publicly traded ROC Energy Acquisition Corporation, LLC. From 2005 through 2019, Mr. Hicks was a partner of Hicks Holdings LLC, a family investment firm, focusing on equity investments in media, technology, consumer brands, manufacturing and energy. Prior to that, he was an analyst at Greenhill & Co, LLC, a New York-based advisory and investment firm. He previously served on the boards of Resolute Energy Corporation, Carol’s Daughter Holdings, Berkshire Resources LLC, Standard Industrial Manufacturing Partners LTD, and Sight Sciences, Inc. Mr. Hicks was on the national board of the American Enterprise Institute’s Enterprise Club and was a founding member for its Dallas chapter in 2014. He served as Chapter Chair of Young Presidents Organization’s Dallas Chapter in 2013-14. Mr. Hicks was Chairman of Big Brothers Big Sisters North Texas Campaign for Children in Crisis in 2006-2010, successfully raising over $35 million to support mentoring for children in Dallas Fort Worth. Mr. Hicks served on the board of Big Brothers Big Sisters of North Texas from 2006 through 2011, and the board of the SM Wright Foundation, organized to engage with the citizens in the Fair Park area of Dallas from 2005-2008. Mr. Hicks, a former Golden Gloves boxer, graduated from the University of Texas at Austin in 2001.

“We are privileged to welcome two new members with such prestigious and diverse backgrounds to AiAdvertising’s Board,” said Jerry Hug, CEO of AiAdvertising. “James is an experienced businesses executive who we anticipate will help us expand the breadth and depth of our reach as a Company, positioning us to scale our platform as we enter the next phase of growth and create additional value for our shareholders. Thomas brings valuable experience and insights into technology, finance and the capital markets and will assist in delivering additional technology services and strategic relationships to a growing trend of businesses nationwide that embrace foundational American values and self-governance principles such as freedom, faith, and equality. Together, they will add to the exceptional team that we have elected to guide us forward and build momentum for our business. We would also like to thank Rosie O’Meara for her diligent service as a valued board member since 2021 and wish her the best in all her future endeavors.”

About AiAdvertising

AiAdvertising, Inc. (OTC: AIAD) is a next-generation AdTech company that is harnessing the power of artificial intelligence (AI) and machine learning (ML) to build software for today’s marketing leaders. We are focused on eliminating waste and maximizing the return on digital ad spend.

Our flagship product, the Campaign Performance Platform, is a subscription-based, end-to- end Ad Management solution. The platform empowers brands and agencies to easily target, predict, create, scale, and measure hyper-personalized campaigns.

For more information about the company, please visit www.AiAdvertising.com or our LinkedIn or Twitter pages.

Forward-Looking Statements

This press release may contain “forward-looking statements.” Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are included in our filings with the Securities and Exchange Commission, including the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise, except as may be required under applicable law.

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Investor Contact:

Larry Holub/Chris Tyson 312-261-6412

AIAD@mzgroup.us www.mzgroup.us

Source: AiAdvertising, Inc.